Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of October 18, 2024 (this “Agreement”), is entered into by and between Kintara Therapeutics, a Nevada corporation corporation (“Parent”), Equiniti Trust Company, LLC, as Rights Agent (the “Rights Agent”) and Robert Hoffman, solely in his capacity as the initial representative, agent and attorney-in-fact of the Holders (the “Representative”).

RECITALS

WHEREAS, Parent, Kayak Mergeco, Inc., a Delaware corporation (“Merger Sub”), and TuHURA Biosciences, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of April 2, 2024 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and a wholly-owned subsidiary of Parent. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined herein) contingent value rights (the “CVRs” and, each individually, a “CVR”) as hereinafter described; and

WHEREAS, the Holders desire that the Representative (as defined herein) act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent, Rights Agent, and Representative agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least twenty-five percent (25%) of the outstanding CVRs as set forth in the CVR Register.

“Assignee” has the meaning set forth in Section 6.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“CVR Payment” means the number of shares of Parent Common Stock equal to 53,897,125 shares of Parent Common Stock, which number is subject to adjustment as a result of the Nasdaq Reverse Split.

“CVR Payment Amount” means, with respect to the CVR Payment and each Holder, a number of shares of Parent Common Stock, rounded down, equal to the product of (i) the CVR Payment times (ii) the quotient of the total number of CVRs held by such Holder as reflected on the CVR Register divided by the total number of CVRs as reflected on the CVR Register. For the avoidance of doubt, no CVR Payment Amount shall be made with respect to any CVRs not provided to holders as a result of withholding tax imposed upon the provision of the CVRs, and the CVR Payment Amounts that would otherwise have been associated with such CVRs shall be retained by Parent.

“CVR Period” means the period beginning immediately following the Effective Time and ending on December 31, 2025.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Delaware Courts” has the meaning set forth in Section 6.6(b).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Governmental Body” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Milestone” means, (1) the enrollment of a minimum of ten cutaneous metastic breast cancer patients in a study to determine whether a dose of REM-001 lower than 1.2 mg/kg elicits a treatment effect similar to that seen in prior studies of REM-001 at the 1.2 mg/kg dose and (2) the completion of eight weeks of follow-up for such patients, in each case, during the CVR Period.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment Date” has the meaning set forth in Section 2.4(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent and Representative.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.

“Permitted Transfer” means: a Transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other Person; or (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, in each case as permitted by the Depository Trust Company.

“Person” means any individual, Entity or Governmental Body.

“Review Request Period” has the meaning set forth in Section 4.7(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, premium, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever, including any charge or amount (including any fine, penalty, interest or other additions thereto) related thereto, imposed, assessed or collected by or under the authority of any Governmental Body, including as a result of being or having been a member of an affiliated, consolidated, controlled, fiscal, combined, unitary or aggregate group or being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

Section 1.2 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation”, (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs.

(a) The CVRs represent the rights of Holders to receive CVR Payments pursuant to this Agreement.

(b) The CVRs shall be issued and distributed by Parent in the form of a dividend, in connection with the transactions contemplated by the Merger Agreement, to the Persons who, as of immediately prior to the Effective Time, are stockholders of Parent, are holders of Parent Warrants or are holders of Parent Series C Preferred Stock. The CVRs shall be issued and distributed to the Holders on the third Business Day after the Effective Time.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted Transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. The Rights Agent will keep a register (the “CVR Register”) for the purpose of identifying the Holders of CVRs and in which, the Rights Agent shall provide for the registering of CVRs and Permitted Transfers thereof.

(b) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney or other personal representative duly authorized in writing or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register. The Rights Agent shall not be obligated to undertake any action with respect to the Transfer of the CVRs until it shall have been provided with such additional information or material as it may reasonably require to determine that the Transfer complies with the terms and conditions of this Agreement. No service charge shall be required of a Holder or its representative or survivor for any Transfer of a CVR, but Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of Transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(c) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a) If the Milestone is achieved, then, within fifteen (15) calendar days following the date on which the Milestone has occurred, Parent shall deliver to the Rights Agent written notice indicating that the Milestone has been achieved (the “Milestone Notice”). Concurrent with the delivery of a Milestone Notice, Parent will make appropriate arrangements with the Rights Agent for shares of Parent Common Stock represented by book-entry shares to be issued as the CVR Payment. Upon receipt of the book-entry shares referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) (such date, a “Milestone Payment Date”) distribute to each Holder by book-entry an amount of shares of Parent Common Stock equal to such Holder’s CVR Payment Amount; provided that to the extent the foregoing, after taking into account withholding pursuant to Section 2.4(b), would result in a Holder receiving a fractional share of Parent Common Stock, such Holder shall forfeit such fractional share. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of the Milestone Notice under this Section 2.4, send each Holder at its registered address a copy of such statement. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(a).

(b) Parent or its Affiliate (including the Surviving Corporation) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold from any CVR Payment such shares or fractions of shares of Parent Common Stock as may be required to be deducted and withheld therefrom under applicable Tax law, as may be determined by Parent or the Rights Agent, including any amounts, as determined by Parent or the Rights Agent, as should have been withheld under applicable Tax Law in connection with the initial provision by Parent of the CVRs but were not. Any amounts are so deducted and withheld in respect of which amounts are or have been remitted to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Rights Agent shall solicit from each Holder an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8 at such time or times as is necessary to permit, the delivery of the CVRs or any payment or distribution under this Agreement to be made without withholding on account of Taxes. The Rights Agent will, on behalf of itself and Parent, comply with all applicable rules regarding withholding on account of Taxes, remittance of amounts required to be withheld and Tax reporting in connection with distributions hereunder. The Rights Agent and Parent shall confer to determine the amount of CVRs, if any, that should be withheld on account of taxes in respect of the initial provision of the CVRs, and the Rights Agent will not provide to any Holder CVRs, or reflect such CVRs on the CVR Register, to the extent that Parent or the Rights Agent have determined that such CVRs should be withheld on account of tax withholding. The Rights Agent shall rely upon representations made to it by Parent regarding Parent’s reasonable estimate of anticipated accumulated and current earnings and profits under Treasury Regulations Section 1.1441-3(c)(2).

(c) Any portion of the CVR Payment that remains undistributed (other than as a result of withholding under Section 2.4(b)) to a Holder six (6) months after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law. If any holder of a Parent Warrant would, with the CVR Payment exceed the beneficial ownership limitation set forth in such Parent Warrant, Parent shall hold such CVR Payment in abeyance until such CVR Payment would not result in the holder of such Parent Warrant exceeding the beneficial ownership limitation contained therein.

(d) Neither Parent nor the Rights Agent will be liable to any Person in respect of any CVR Payment (or portion thereof) delivered to a Governmental Body pursuant to any applicable abandoned property, escheat or similar Law. If, despite efforts by the Rights Agent to deliver the CVR Payment Amount, net of applicable withholding, to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such CVR Payment Amount, net of applicable withholding, has not been paid prior to the two (2) year anniversary of the applicable Milestone Payment Date (or immediately prior to such earlier date on which such CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body), such CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(e) The indemnification provided by Parent to the Rights Agent pursuant to this Section 2.4 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) Except for those shares of Parent Common Stock distributed to the Holders upon the successful completion of the Milestone and therefore associated with an actual CVR Payment, if and when issued, the CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c) Each Holder acknowledges and agrees to the appointment and authority of the Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Representative or the authority or power of the Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

(d) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder of Parent either at law or in equity. The rights of any Holder and the obligations of Parent and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(e) The CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments or dividends under this Agreement or in connection with the CVRs. It is highly possible that there will not be any CVR Payment. Neither Parent nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(e) is an essential and material term of this Agreement

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement.

Section 2.7 No Obligations of Parent. (A) Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their stockholders, rather than the interest of the Holders, (B) subject to Section 4.2, none of Parent or any of its Affiliates shall have any obligation to own, operate, use, sell, transfer, convey, license, develop, commercialize or otherwise exploit in any particular manner any of their business or operations (or any of their assets or products) or to negotiate or enter into any agreement, including in order to obtain, maximize or expedite the completion of any Milestone, and (C) none of Parent or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty to any Holder in respect of the CVRs.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful or intentional misconduct, bad faith, intentional breach, gross negligence or fraud of the Rights Agent or any of its Affiliates or its or their respective directors, officers, employees, agents, advisors, or other representatives. Notwithstanding anything in this Agreement to the contrary, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

Section 3.2 Certain Rights of Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions hereof and the Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of fraud, bad faith, gross negligence or willful or intentional misconduct on the part of the Rights Agent, rely upon an Officer’s Certificate delivered to the Rights Agent;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith, intentional breach, gross negligence or fraud; and

(g) Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges incurred in connection with serving as Rights Agent hereunder (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of- pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and Representative specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Board Resolution, will promptly appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing, unless, if requested by Rights Agent, it has been furnished with assurances of repayment or indemnity satisfactory to it.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Representative) in such form as Parent receives from Parent’s transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders within twenty (20) Business Days of the Effective Time.

Section 4.2 Efforts to Achieve Milestones. Parent shall, and shall cause its controlled Affiliates to, use commercially reasonable efforts to achieve the Milestone; provided, however, there is no guarantee that Parent will achieve the Milestone; provided, further, that for purposes hereof, commercially reasonable efforts shall not require Parent to expend monetary resources in excess of $700,000 after taking into account the amount Parent reasonably believes to be eligible for and will be reimbursed (or already reimbursed) under the Parent’s National Institute of Health grants under Federal Award Number 1R44CA281615-01 and Grant Number 1R41HL151235-01. Notwithstanding anything to the contrary herein, neither Parent nor any of its controlled Affiliates shall act in bad faith for purposes of avoiding achievement of the Milestone or the payment of any CVR Payment.

Section 4.3 Prohibited Actions. Prior to the occurrence of the Milestone, Parent shall not (i) grant any lien, security interest, pledge or similar interest in any portion of the CVR Payment and (ii) shall not permit its Affiliates to, grant, assign, transfer or otherwise convey any portion of the CVR Payment (including any option to obtain rights) to any third party.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of the Representative or any Holders, Parent, when authorized by a Board Resolution, at any time and from time to time, may and the Rights Agent shall, if directed by the Parent, enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(vi) as may be necessary to comply with or be exempt from the requirements of Section 409A of the Code;

(vii) to cancel CVRs in the event that (i) any Holder has abandoned its rights to such CVRs in accordance with Section 2.6 or (ii) following a Transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 or Section 2.3;

(viii) as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(ix) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail, at Parent’s expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of at least a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the Milestones;

(ii) reduce the number of CVRs (except as contemplated by Section 5.1(a)(vii));

or

(iii) modify any provisions of this Article V, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b) Promptly after the execution by Parent, Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail, at Parent’s expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise, including any amendments pursuant to Section 5.1(a)(viii).

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person, by FedEx or other internationally recognized overnight courier service or, by email (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attn: Corporate Actions

Email: ReorgRM@equiniti.com

with a copy to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Legal Department

Email: LegalTeamUS@equiniti.com

If to Parent, to it at:

Kintara Therapeutics, Inc.

9920 Pacific Heights Blvd, Suite 150

San Diego, CA 92121

Attention: Dan Dearborn

Email: ddearborn@tuhurabio.com

with a copy to:

Foley & Lardner LLP

100 North Tampa Street

Suite 2700

Tampa, FL 33602-5810

Attention: Curt P. Creely, Esq.

Garrett F. Bishop, Esq.

Email: ccreely@foley.com

gbishop@foley.com

If to Representative, to it at:

Robert Hoffman

c/o TuHURA Biosciences, Inc.

10500 University Center Drive

Suite 110

Tampa, FL 33612

Email: robertehoffman@outlook.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, (i) any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii) to any purchaser or licensee of substantial rights to the Product or (b) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (and such other assignor, if applicable) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder (provided that no assignor shall be obligated with respect to any amendment to the obligations hereunder effected following such assignee’s assignment). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent and Representative, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. Unless a successor assignee meets the requirements set forth in Section 3.3(b) and, as of the date of such assignment, is an Affiliate of the Rights Agent, the Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent and its successors and assigns, the Representative and its successors and assigns, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts; provided, that each of the parties has the right to bring any action or proceeding for enforcement of a judgement entered by such court in any other court or jurisdiction.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.6(C).

Section 6.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.8 Counterparts and Signature. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.9 Termination. This Agreement will automatically terminate and of no force or effect, the parties hereto will have no liability hereunder (including the monies due and owing by Parent to Rights Agent) and no payments will be required to be made, upon the earliest to occur of (a) the expiration of the CVR Period, (b) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all potential CVR Payment Amounts required to be paid under the terms of this Agreement or (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders.

Section 6.10 Entire Agreement. This Agreement (including the fee schedule referred to in Section 3.2(g)) and the Merger Agreement contain the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, between the parties hereto.

Section 6.11 Legal Holiday. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Milestone Payment Date.

Section 6.12 Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

KINTARA THERAPEUTICS, INC.

By:	/s/ Robert Hoffman
Name:	Robert Hoffman
Title:	Chief Executive Officer

EQUINITI TRUST COMPANY, LLC

By:	/s/ Carlos Pinto
Name:	Carlos Pinto
Title:	Senior Vice President, Director

/s/ Robert Hoffman
Robert Hoffman

[Signature Page to Contingent Value Rights Agreement]